Filed pursuant to Rule 424(b)(3)

Registration No. 333-239661

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated June 24, 2022)

2,433,789 Shares of Common Stock Underlying Previously Issued Warrants

This prospectus supplement supplements the prospectus dated June 24, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239661). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on July 30, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (a) up to 2,306,516 shares of our common stock, $0.001 par value per share (“common stock”) issued by us to investors, and (b) 127,345 shares of our common stock underlying warrants previously issued by us to the underwriter in a public offering, in each case issuable from time to time upon exercise of such warrants.

Our common stock is quoted on the OTCQB under the symbol “PBLA.” On July 29, 2024, the last reported sales price of the common stock was $.35 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and in any subsequent prospectus supplements to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 24, 2024
Date of Report (Date of Earliest Event Reported)

Panbela Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39468	88-2805017
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 par value

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 24, 2024, Panbela Therapeutics, Inc. (the “Company”) and its wholly-owned subsidiary, Cancer Prevention Pharmaceuticals, Inc. (“CPP”), entered into a Loan Agreement (the “Loan Agreement”) with USWM, LLC (the “Lender”). Pursuant to the Loan Agreement, the Company and CPP obtained a term loan from the Lender in the original principal amount of $1,500,000 (the “Loan”) by executing and delivering to the Lender a Term Promissory Note, as it may be amended, modified, supplemented, restated, extended, renewed, superseded or replaced from time to time (the “Term Note”), and as maturing on the first to occur of: (i) the closing of a Qualifying Financing (as defined in the Term Note); (ii) the closing of a Qualifying Transaction (as defined in the Term Note) (the “Transaction Maturity Date”); and (iii) December 31, 2024 (as applicable, the “Financing Maturity Date”).

The Term Note is in the original principal amount of $1,500,000 and bears interest and premium as follows: (i) interest and premium in the amount of $375,000 due and payable on the Financing Maturity Date; plus (ii) interest and premium in an amount equal to ten percent (10%) of all proceeds generated by the Company pursuant to a Qualifying Transaction (the “Qualifying Transaction Payment”), due and payable on the Transaction Maturity Date, provided, however, that the Qualifying Transaction Payment shall not exceed $1,000,000. The Company and CPP may prepay all or part of the Term Note at any time without penalty.

If, prior to the Financing Maturity Date or the Transaction Maturity Date, any milestone payment becomes due and owing by the Lender under the terms of the Asset Purchase Agreement dated July 17, 2023, as amended (the “Asset Purchase Agreement”), by and among the Lender, the Company and CPP, then the Company and CPP shall be obligated and deemed to make a prepayment under the Term Note in the amount of such milestone payment and Lender may exercise its right of set off under the Term Note against such milestone payment.

The Loan proceeds may only be used by the Company for payment of fees and expenses owed to its contract research organization, for other working capital purposes, and to pay any fees or expenses in connection with the Loan.

The Loan Agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement. In addition, the Company must use commercially reasonable efforts to complete (i) a Qualifying Financing by December 31, 2024, and (ii) a Qualifying Transaction by July 24, 2025. Unless as part of effecting a Qualifying Financing or consented to in writing by the Lender, neither the Company nor CPP may incur additional debt or issue securities except in limited circumstances or make payments on the promissory note issued by CPP in favor Sucampo GmbH.

To secure their obligations under the Loan Agreement and Term Note, the Company and CPP entered into a Security Agreement in favor of the Lender whereby each granted to the Lender a first priority security interest in all of the Company and CPP’s rights, title and interest in the Asset Purchase Agreement.

The foregoing descriptions of the Loan Agreement, Term Note, and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement, Term Promissory Note, and Security Agreement, which are filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1*	Loan Agreement, dated July 24, 2024, by and among USWM, LLC, as lender, and Panbela Therapeutics, Inc. and Cancer Prevention Pharmaceuticals, Inc., as borrowers
10.2	Term Promissory Note issued to USWM, LLC, dated July 24, 2024
10.3	Security Agreement, dated July 24, 2024, made by Panbela Therapeutics, Inc. and Cancer Prevention Pharmaceuticals, Inc. in favor of USWM, LLC
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the inline XBRL document).

* Pursuant to Item 601(a)(5) of Regulation S-K, the exhibits and schedules to Exhibit 10.1 have been omitted from this report and will be furnished supplementally to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Panbela Therapeutics, Inc.
Date: July 30, 2024	By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer